EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of November 1, 2011 (the “Effective Date”) by and between Bluesky Systems Holdings, Inc., a Nevada corporation (the “Company”), and Susan M. DiBiase Lutz (“Executive” and, collectively with the Company, the “Parties”), as follows:

ARTICLE I
EMPLOYMENT; TERM; DUTIES

1.1            Engagement. Upon the terms and conditions hereinafter set forth, the Company hereby engages Executive to serve as the President of the Company.

1.2            Duties. Within the limitations established by the Bylaws of the Company, Executive shall perform such duties for the Company as are customarily associated with the position of a President of a public company, and shall report to the Company’s Chief Executive Officer and, if so directed in writing by the Board of Directors (the “Board”) or the Chief Executive Officer, to the Board or any other senior officer of the Company. Without limiting the generality of the foregoing, Executive shall be responsible for market research, marketing and licensing strategy and the development and implementation of the Company’s strategic plan (which plan shall be subject to the approval of the Board). Additionally, Executive, where appropriate, will introduce the Company to potential partners, acquiring entities, or others interested in participating in any license, joint venture, partnership, merger, consolidation, or sale of assets; secure and assist in structuring proposed business combination transaction, including, without limitation, any license, joint venture, partnership, merger, consolidation, or sale of assets as and when directed; and assist in presenting any proposed transactions to the Board or any other reasonably affiliated advisory or supervisory board, committee, or individual. At her option, Executive shall also serve on the Board. It is understood that Executive shall have no direct operational responsibility for the Company’s research and development, production and manufacturing activities; however, Executive shall assist the Company’s product development activities by reviewing said product development activities and appraising their likelihood for acceptance in the current market; and offering, when appropriate, suggestions for product modifications and new products. Executive shall be responsible for assembling and managing a team of senior executives initially consisting of Curtis Blount, Chief Marketing Strategist and Chief Security Officer; Suzanne Ronca, Chief Marketing Officer and Executive V.P. Sales; and Lauren Shippy, Officer in charge of Business Strategy and Development (the “Initial Lutz Team”). The Company and Executive have agreed on a monthly budget of $100,000 (the “Budget”) covering the base salaries and bonuses of Executive and the Initial Lutz Team, and office expenses (other than the Company’s San Jose and Los Angeles Offices) and travel expenses for Executive and the Initial Lutz Team involving direct sales of Company products and intellectual property. Subject to the foregoing and employment agreements with the Initial Lutz Team, the allocation of expenditures within the Budget shall be within Executive’s discretion. As soon as practicable, but in no event later than December 31, 2011, for the first six months of the term hereof, the Company will deposit on a rolling three month basis the budgeted amount into a separate Company bank account with respect to which Executive shall have sole signing authority. Any portion of the monthly Budget not disbursed during the month of its allocation shall be carried forward to the immediate next month and added to the $100,000 allocated for said next month.

1.3            Executive shall use her best efforts and abilities faithfully and diligently to promote the Company’s business interests and shall devote all of Executive’s business time, energy and efforts to the business of the Company. For so long as Executive is employed by the Company, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company and its subsidiaries (the “Company Group”), as such businesses are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Executive may make and manage personal business investments of Employee’s choice without consulting the Board, and, subject to the approval of the Board, to be a member of the board of directors of one or more charitable entities.

1.4            Executive shall obey all rules and regulations of the Company.

ARTICLE II
COMPENSATION

2.1            Base Salary. During the Term, as defined below, for all services rendered by Executive hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Executive shall accept, as compensation, a monthly base salary of $30,000, subject to increases as determined by the Board, in its sole discretion (“Base Salary”).

2.1.1       The Base Salary shall be payable in accordance with the normal payroll practices of the Company.

2.2            Bonus. For the fiscal year commencing January 1, 2012 and for each subsequent fiscal year thereafter, Executive shall be entitled to receive an annual bonus (“Bonus”) in accordance with the bonus plan established from time to time by the Board. Any Bonus shall be prorated for a partial fiscal year.

2.3            Stock Options. Effective November 17, 2011, Executive is hereby granted options (“Options”) to purchase up to 2,020,000 shares of the Common Stock of the Company (the “Option Shares”) at $2.15 per share (the “Exercise Price”) of which 336,667 Option Shares vest as of November 17, 2011 with the remaining Option Shares to vest quarterly commencing April 1, 2012, as follows: on April 1, 2012, 168,333 shares; on July 1, 2012, 168,333 shares; on October 1, 2012, 168,333 shares; on January 1, 2013, 168,333 shares; on April 1, 2013, 168,333 shares; on July 1, 2013, 168,333 shares; on October 1, 2013, 168,333 shares; on January 1, 2014, 168,333 shares; April 1, 2014, 168,333; and July 1, 2014, 168,336 shares which constitutes the last group of shares to vest and thus completes the vesting of all 2,020,000 shares due to Executive. The term of the Options shall be five years from November 17, 2011 and the shares underlying the Options shall have customary piggyback registration rights. The Options shall be evidenced by a separate option agreement which will contain requisite provisions to qualify the Options as Incentive Stock Options under the Internal Revenue Code. Notwithstanding the foregoing, the Options vesting on or after January 7, 2013 shall be subject to the Company receiving on a cumulative basis a minimum of $100,000,000 in debt, equity, revenues or a combination thereof during the period November 1, 2011 to November 17, 2016, but shall also include the revenue received from the purchase order from Med Systems in the initial amount of $3.6 million. For purposes of determining revenues, revenues shall include any amount payable in the future under an agreement with a counterparty entered into prior to the expiration of the Options where such counterparty is irrevocably committed to pay such amount, including but not limited to loans to the Company, investment in the Company and for the purchase and/or license of product and/or services from the Company as the result of the regular course of the Company’s business. Revenues shall also include “operational revenues,” amounts actually received by the Company for the sale and/or license of the Company’s products and/or services as the result of the regular course of the Company’s business during the period November 1, 2011 to November 17, 2016. The number of Option Shares shall be increased to the extent that any Options granted to a member of the Initial Lutz Group have terminated prior to the vesting thereof and the vesting date of said shares for Executive shall be the original vesting date applicable to the members of the Initial Lutz Group.

2.4            Benefits. The Company will provide to Executive health, dental, vision and/or long-term disability insurance, life insurance and other benefits as are provided to its executive employees. Executive shall be entitled to paid vacation of four weeks per year scheduled at Executive’s reasonable discretion starting calendar year 2012. Said benefits shall not be paid from the monthly Budget.

2.5            Commissions. In the event that during the term of this Agreement, the Company enters into a license (a “License Agreement”) with a third party pursuant to which the Company licenses or otherwise transfers in the ordinary course of business intellectual property, Executive shall receive, as a commission (the “Commissions”) based on all amounts paid under a License Agreement (including for maintenance or support) less any amounts paid or accrued by the Company under such License Agreement (including, without limitation, cost of goods sold or services provided, and marketing costs) (“Net Revenues”). “Cost of goods or services sold or services provided” shall not include any research or development costs unless and to the extent a License Agreement requires customization. “Marketing costs” per each separate contract shall be prorated in the same percentage as that separate contract price bears to the total contracts executed during said same year. The amount payable to Executive shall be 10% of Net Revenues paid during the first three years of the term of a License Agreement, 5% of Net Revenues paid during the fourth and fifth years of the term, and 3% during years sixth through tenth.

2.5.1       Liquidity Event: In the event that the Company is sold, merged or liquidated or the Company is otherwise significantly changed in structure and/or ownership (a “Liquidity Event”) prior to the termination of this Agreement and the Company’s shareholders receive cash and/or stock consideration of $100 million or more, the Company shall increase the pool of Options granted to Executive so that such pool shall represent, together with the initial grant, 5% of the issued and outstanding shares of the Company as of the date of the Liquidity Event less the amount of shares issuable upon any prior exercises, provided that the 5% shall be changed to 2.5% in the event that the proceeds to the Company’s shareholders exceed $1 billion. All Options shall vest and be immediately exercisable upon a Liquidity Event and the exercise price thereof shall be the Exercise Price per paragraph 2.3, above. Additionally, all Options shall vest at such time as the Company’s market valuation is at least $750,000,000 during the term of this Agreement.

ARTICLE III
BUSINESS EXPENSES

3.1            Business Expenses. In addition to the expenses covered by the Budget, Executive will be reimbursed for all reasonable out-of-pocket business expenses incurred in the performance of her duties on behalf of the Company consistent with the Company’s policies and procedures, including prior approval requirements and submission of appropriate supporting documentation.

ARTICLE IV
TERMINATION OF EMPLOYMENT

4.1            Term of Employment.

4.1.1       Executive’s employment pursuant to this Agreement shall commence as of the date hereof and terminate on the earliest to occur of the following (the “Term”):

(a)             on the third anniversary of the Effective Date (the “Effective Date”), provided that this Agreement shall be automatically renewed for successive one-year period(s) unless either party notifies the other in writing of an intention not to renew this Agreement at least sixty days prior to the end of the then current term.

(b)            upon the death of Executive (“Death”);

(c)             upon the delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability or illness which renders Executive, in the reasonable judgment of the Board, unable to perform her duties and obligations under this Agreement for either 60 consecutive days or 180 days in any 12-month period (“Disability”);

(d)            upon delivery to Executive of written notice of termination by the Company For Cause;

(e)             upon the delivery to the Company of written notice of termination by Executive for Good Reason;

(f)             upon the delivery to the Company of written notice of termination by Executive without Good Reason;

(g)            upon the delivery to the Executive of written notice of termination not For Cause.

4.2            Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.2.1       “For Cause” shall mean, in the context of a basis for termination of Executive’s employment with the Company:

(a)             Executive is convicted of, or pleas nolo contendere (no contest) to, any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved;

(b)            Executive’s gross misconduct in the performance of Executive’s duties hereunder;

(c)             Executive’s repeated failure or refusal to perform assigned duties consistent with this Agreement after necessary written notification from the Chief Executive Officer or the Board; or

(d)            Improper disclosure of the Company’s confidential or proprietary information, which disclosure causes material harm to the Company; or

(e)             Material failure to comply with the Company’s written policy or rules with respect to corporate governance, internal control and audit controls provided the Company shall have given Executive copies of said written policy and rules prior to any alleged infraction of said policy or rules by Executive.

The Company shall give Executive written notice of the specific allegations constituting For Cause termination. Executive may, but it not required to, respond to such allegations within seven days. Thereafter, the Company shall either give Executive at least thirty days’ written notice of such For Cause termination or notify Executive of a reasonable schedule of not less than twenty days to cure any of the alleged violations. If said violation(s) have not been cured within said schedule, the Company shall then give Executive at least fifteen days’ notice of her For Cause Termination.

4.2.2       “Good Reason” giving rise to Executive’s right to terminate this Agreement means if Executive claims that the Company has materially breached this Agreement or the Company performed an act or acts or allowed the performance of an act or acts over which the Company had control, and said act or acts significantly violated Executive’s rights pursuant to this Agreement. Executive shall give the Company written notice of the specific allegations constituting her For Good Reason termination. The Company may, but is not required to, respond to such allegations within seven days. Thereafter, Executive shall either give the Company at least thirty days’ written notice of such For Good Reason termination or notify the company of a reasonable schedule of not less than twenty days, to cure any of the alleged violations. If said violation(s) have not been cured within said schedule, Executive shall then give the Company at least fifteen days’ notice for her For Good Reason Termination.

4.3            Effect of Termination

4.3.1       If Executive’s employment is terminated pursuant to Sections 4.1(b), (c) or (d), the Company shall only be obligated to pay Executive or her representative: (i) the amount of Base Salary accrued through the effective date of such termination; (ii) the amount of any accrued but unused vacation time; and (iii) the amount of Commissions payable through the date of termination. If Executive’s employment is terminated pursuant to Section 4.1(e) or (g), the Company shall pay Executive as follows:

(a)             Severance pay in the amount of twelve months of Base Salary in effect the month immediately preceding the date of termination; plus

(b)            Any accrued vacation time plus four weeks’ vacation time (with the cash value of vacation time based on the Base Salary in effect at the time of the termination); plus

(c)             Twelve months of any bonus compensation based on the last Board Bonus Plan in effect prorated to a bonus amount per month and in the monthly Budget; plus

(d)            Full value of all Commissions as and when the applicable payments are received by the Company for all License Agreements entered into as of the date of termination; plus

(e)             Immediate vesting to Executive of all Options granted to her plus the immediate grant and vesting of any shares that failed to vest for the benefit of a member of the Initial Lutz Team per paragraph 2.3.

ARTICLE V
INVENTIONS AND TRADEMARK; CONFIDENTIAL INFORMATION; NON-DISCLOSURE; UNFAIR COMPETITION; CONFLICT OF INTEREST

5.1            Inventions and Trademark. All ideas, inventions, trademarks, proprietary information, know-how, processes and other developments or improvements developed by Executive, alone or with others, during the Term, that are within the scope of Company’s business operations or that relate to Company’s work or projects, are the exclusive property of Company. In that regard, Executive agrees to disclose promptly to Company any and all inventions, discoveries, trademarks, proprietary information, know-how, processes or improvements, patentable or otherwise, that it and/or she may make from the beginning of Executive’s employment until the termination thereof, that relate to the business of Company, whether such is made solely or jointly with others. Executive further agrees that, during the Term, she will provide Company with a reasonable level of assistance, at Company’s sole option and expense, to obtain patents in the United States of America, or elsewhere on any such ideas, inventions, trademarks and other developments, and agrees to execute all documents necessary to obtain such patents in the name of Company.

5.2            Confidential Information. Executive shall hold and keep confidential for the benefit of Company all secret or confidential information, files, documents other media in which confidential information is contained, knowledge or data (collectively the “Confidential Information”) relating to Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by Company or any of its affiliated companies. Confidential Information does not include information that is already public knowledge at the time of disclosure (other than by acts by Executive or her representatives in violation of this Agreement) or that is provided to Executive by a third party without an obligation with Company to maintain the confidentiality of such information. After termination of Executive’s employment with Company, she shall not, without the prior written consent of Company, or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than Company and those designated by it. Executive shall acknowledge that all confidential documents are and shall remain the sole and exclusive property of Company regardless of who originally acquired the confidential documents. Executive agrees to return to Company promptly upon the expiration or termination of her employment or at any other time when requested by Company, any and all property of Company, including, but not limited to, all confidential documents and copies thereof in her possession or control. Any loss resulting from a breach of the foregoing obligations by Executive to protect the Confidential Information could not be reasonably or adequately compensated in damages in an action at law. Therefore, in addition to other remedies provided by law or this Agreement, Company shall have the right to obtain injunctive relief, in the appropriate court, at any time, against the dissemination by Executive of the Confidential Information, or the use of such information by Executive in violation hereof.

5.2.1       Restriction on Use of Confidential/Trade Secret Information. Executive agrees that her use of confidential/trade secret information is subject to the following restrictions for an indefinite period of time so long as the confidential/trade secret information has not become generally known to the public:

(a)             Non-Disclosure. Executive agrees that she will not publish or disclose, or allow to be published or disclosed, confidential/trade secret information to any person without the prior written authorization of the Company unless pursuant to Executive’s job duties to the Company under this Agreement.

(b)            Non-Removal/Surrender. Executive agrees that she will not remove any confidential/trade secret information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to her duties under this Agreement. Executive further agrees that she shall surrender to the Company all documents and materials in her possession or control which contain confidential/trade secret information and which are the property of the Company upon the termination of this Agreement, and that she shall not thereafter retain any copies of any such materials.

5.2.2       Non-Solicitation of Customers/Prohibition Against Unfair Competition. Executive agrees that at no time after her employment with the Company will she engage in competition with the Company while making any use of the Company’s confidential/trade secret information. Without limiting the obligations of Executive under Section 5.2.1, for a period of one year after termination of her employment, Executive agrees that she will not directly or indirectly accept or solicit, whether as an employee, independent contractor or in any other capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to the Company’s confidential/trade secret information pertaining to its business with that customer during the last year of her employment with the Company if such business is then competitive with the business of the Company.

5.3            Non-Solicitation During Employment. Executive shall not during her employment inappropriately interfere with the Company’s business relationship with its customers or suppliers or solicit any of the employees of the Company to leave the employ of the Company.

5.4            Non-Solicitation of Executive. Executive agrees that, for one year following the termination of her employment, she shall not, directly or indirectly, ask or encourage any of the Company’s employees to leave their employment with the Company or solicit any of the Company’s employees for employment.

5.5            Breach of Provisions. If Executive breaches any of the provisions of this Section 5, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Section 5. Notwithstanding anything herein to the contrary, Executive shall not have any liability under this Section 5 unless Executive shall have personally breached or participated in the breach of the provisions thereof.

5.6            Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Section 5, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

5.7            Definition. For purposes of this section 5, the term “Company” shall be deemed to include any parent, subsidiary or affiliate of the Company.

ARTICLE VI
MISCELLANEOUS

6.1            Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns. Executive may not assign any of her rights and obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

6.2            Indemnification. The Company shall indemnify, defend and hold harmless Executive to the fullest extent permitted by law from any and all actions, complaints, disputes, arbitrations, investigations, guarantees or the like signed by Executive on behalf of the Company, or any other proceedings of any kind whatsoever, or threats thereof (“Claims”) and any and all damages, losses, expenses (including without limitation reasonable attorneys’ fees, disbursements and other charges of counsel incurred by Executive and selected by Company) or other liabilities, contingent or otherwise, of any kind whatsoever arising from or relating to any aspect of Executive’s relationship with the Company, the performance of any of Executive’s duties hereunder, or otherwise arising from or relating to any aspect of Executive’s relationship with the Company and any current or future subsidiary or affiliates, the performance of any of Executive’s duties hereunder, or otherwise arising from or relating to any action or inaction of Executive while serving as an officer or director of the Company or, if applicable, as an officer or director of the Company, or, if applicable, as an officer or director of any other entity or as a fiduciary of any benefit plan, including without limitation any personal liability of any kind under any law, rule, regulation, agreement or understanding applicable to the Company and the persons who serve as officers and directors thereof or any subsidiary or affiliate thereof, during the Term or thereafter unless a result of Executive’s gross negligence or willful misconduct. The Company shall cover Executive under general liability insurance, directors’ and officers’ liability insurance errors and omissions insurance (if any) and any other Company insurance, both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other officers and directors and will make available to Executive any certificates of the foregoing.

6.3            Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three days after being sent by registered or certified mail, return receipt requested, (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 6.3:

If to the Company:	1801 Century Park East, Suite 1500 Los Angeles, California 90067
If to Executive:	351 Creek Road Moorestown, New Jersey 08057

6.4            Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed upon the written consent of the parties, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.5            Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such party against whom the waiver is imposed, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.6            Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company or Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein.

6.7            Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

6.8            Authority. The Parties each represent and warrant that it or she has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.9            Attorneys’ Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

6.10         Titles. The titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

6.11         Applicable Law; Choice of Forum. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

6.12         Arbitration.

6.12.1    Scope. To the fullest extent permitted by law, Executive and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.

6.12.2    Arbitration Procedure. To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in Los Angeles, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

6.13         Survival. This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, Executive’s rights, benefits and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Company’s assets.

[Signature page follows]

(1)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE: /s/ Susan M. DiBiase Lutz Susan M. DiBiase Lutz	BLUESKY SYSTEMS HOLDINGS, INC., a Nevada corporation By: /s/ Dan Kehoe Name: Dan Kehoe Title: President